SADLER, GIBB & ASSOCIATES, L.L.C.

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sunvalley Solar, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated March 25, 2011, with respect to the financial statements of Sunvalley Solar, Inc., in its registration statement on Form S-1 relating to the registration of 106,666,663 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT

June 21, 2011